Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 of First Federal Bancshares of Arkansas, Inc. (the Company) of our report dated March 16, 2011, on our audit of the consolidated financial statements of the Company as of December 31, 2010, and for year ended December 31, 2010, which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, which report is included in the Annual Report on Form 10-K.  We also consent to the reference to our firm under the caption “Experts.”

/s/ BKD, LLP

Little Rock, Arkansas
April 6, 2011